Exhibit 99.1

Contact:
Rick Carlson
Chief Executive Officer, ProUroCare Medical Inc.
(952) 476-9093
rcarlson@prourocare.com

UPDATE -ProUroCare Announces $3 Million Financing Agreement

MINNEAPOLIS, Minn. (September 29, 2010) – ProUroCare Medical Inc. (OTC Bulletin Board: PUMD), a provider of proprietary imaging products, today announced the signing of an agreement for $3.125 million in equity financing with Seaside 88, LP of Juno Beach, Fla.  The proceeds of the financing will be used to expand the company's product portfolio and to support scale-up activities associated with final preparation, manufacturing and eventual marketing of the ProUroScan™ prostate imaging system following FDA clearance.  The company's first product is currently under review by the FDA as a "de novo" filing, and a portion of this funding will be used to support operations during the ongoing FDA review period.  This funding brings the total amount of money raised by ProUroCare since January 2007 to $13.9 million.

"We are very pleased to have Seaside 88, LP as a strategic partner in support of our efforts to move the ProUroScan system through FDA review and into active commercialization," said ProUroCare CEO Rick Carlson.  "There are several activities required to prepare a product for marketing following FDA clearance, and this funding will enable us to move key programs forward while also interacting with the FDA on the de novo submission.  The data from our clinical studies are very positive and support the potential value of this product to visually document prostate abnormalities secondary to a digital rectal examination."

The $3.125 million funding will be provided in seven tranches.  The first closing, completed upon the signing of the agreement, provided $875,000 at a selling price of $0.625 per share.  Subsequent closings are scheduled to provide an additional $750,000 within 30 days following FDA clearance of the ProUroScan system and then another $1.5 million provided in five subsequent closings of $300,000 in 30-day increments.  At each closing, ProUroCare will sell unregistered shares of its common stock to Seaside at a cost that is 50 percent of the stock's volume weighted average selling price during the 10 trading days preceding each closing date, subject to a floor selling price of $1.25 per share below which neither of the parties is obligated to close.  The agreement provides that the closing on any tranche will not occur if it would cause Seaside to beneficially own more than 9.9 percent of ProUroCare's common stock.  They have indicated their willingness to propose an alternative investment vehicle to provide the financing, as they have in other transactions, should a subsequent closing otherwise cause Seaside to exceed this ownership level.  After the first closing, Seaside holds approximately 8.9 percent of ProUroCare's outstanding stock.

"Seaside has demonstrated a longstanding commitment to small and mid-cap companies, allowing them to concentrate on their core competencies and market opportunities.  Their track record of successful investing lends support to the work that has been done by our company in preparing the ProUroScan system for market," said Carlson.

This transaction was facilitated by Lane Capital Markets of Southport, Conn., which has been engaged to provide ongoing, strategic fundraising and financial advisory support to the company.

About ProUroCare Medical Inc.
ProUroCare Medical Inc. is a publicly traded company engaged in the business of developing innovative medical imaging products. The company's current focus is the ProUroScan prostate imaging system, which is used to document abnormalities of the prostate detected by a digital rectal examination.

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Safe Harbor Statement
This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the impact and timing of actions taken by the FDA and other regulatory agencies with respect to ProUroCare’s products and business;  the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.